Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
among
NYX ACQUISITIONS, INC.,
THE CONCEIVED GROUP, INC.
and
IMAGE ENTERTAINMENT, INC.
Dated as of November 20, 2008

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(continued)

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(continued)

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(continued)

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 20, 2008, by and among Nyx Acquisitions, Inc., a Delaware corporation (“Parent”), The Conceived Group, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Image Entertainment, Inc., a Delaware corporation (the “Company”).
RECITALS
A. The parties intend that Merger Sub be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”).
B. The respective boards of directors of the Company (the “Company Board”), Parent and Merger Sub have unanimously approved this Agreement and the other transactions contemplated by this Agreement.
C. As an inducement for Parent and Merger Sub to enter into this Agreement, certain of the holders of the issued and outstanding shares of common stock, par value $.0001 per share, of the Company (the “Company Common Stock”) are executing and delivering voting agreements (the “Voting Agreements”), dated of even date herewith, pursuant to which such holders have agreed, subject to the terms and conditions thereof, to vote their shares of Company Common Stock in favor of adoption of this Agreement.
D. Concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, the Fee Guarantee (as defined below) is being executed and delivered to the Company.
E. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Acquisition Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent, Merger Sub or any of their respective Affiliates) involving: (A) any merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution of the Company, (B) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of any business or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 20% or more of the Company’s consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect, or (C) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) by any Person or “group” of 20% or more of the voting stock of the Company or any tender or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the voting stock of the Company.
“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, Parent and Merger Sub shall be deemed not to be Affiliates of the Company.
“Agreement” has the meaning set forth in the Preamble.
“Alternate Financier” has the meaning set forth in Section 9.04.
“Alternate Financing” has the meaning set forth in Section 7.09(d).
“Antitrust Authorities” means the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States of America and any other domestic or foreign Governmental Entity having jurisdiction with respect to the transactions contemplated by this Agreement pursuant to applicable Antitrust Laws.
“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, in each case as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other applicable competition, merger control, antitrust or similar Laws.
“Appraisal Shares” has the meaning set forth in Section 3.02.
“Appraiser” has the meaning set forth in Section 7.19.
“beneficial ownership” or “beneficially own” shall have the respective meanings as those terms are used under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Black Scholes Value” means the value of the Portside Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of closing of the Merger for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the Portside Warrant as of such date of request and (ii) an expected volatility equal to the greater of 50% and the 100 day volatility obtained from the “HVT” function on Bloomberg as of the day immediately following the public announcement of the Merger.
“Book-Entry Shares” has the meaning set forth in Section 3.06(b).
“Business Day” means any day other than the days on which banks in the City of New York or the City of Los Angeles are required or authorized to close.
“Business Interruption Fee” means One Million Eight Hundred Thousand Dollars ($1,800,000).
“Certificate of Merger” has the meaning set forth in Section 2.01(a).
“Certificates” has the meaning set forth in Section 3.06(b).
“Closing” has the meaning set forth in Section 2.01(a).
“Closing Date” has the meaning set forth in Section 2.01(b).
“Code” means the Internal Revenue Service Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Affiliate” has the meaning set forth in Section 10.09.
“Company Benefit Plan” means each Employee Benefit Plan (other than any multiemployer plan within the meaning of ERISA Section 3(37)) and all stock ownership, stock purchase, stock option, phantom stock or other equity-based retirement, vacation, severance, disability, death benefit, employment, change-in-control, fringe benefit, bonus, incentive, pension, profit sharing, medical, deferred compensation and other material Employee Benefit Plans, agreements, programs, policies, practices or other arrangements, whether or not subject to ERISA, under which any Company Employee has any present or future right to benefits, maintained or contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any present or future liability.
“Company Board” has the meaning set forth in the Preamble.
“Company Board Recommendation” means the recommendation of the Company Board that the Company Stockholders adopt this Agreement.
“Company Bylaws” has the meaning set forth in Section 4.01.
“Company Certificate of Incorporation” has the meaning set forth in Section 4.01.

“Company Common Stock” has the meaning set forth in the Recitals.
“Company Convertible Note” means that certain senior convertible note issued to Portside Growth and Opportunity Fund, originally dated as of August 30, 2006, in an original principal amount of Seventeen Million Dollars ($17,000,000), as amended on November 10, 2006.
“Company Credit Facility” means the Company’s secured senior revolving credit facility in an aggregate principal amount of up to Twenty Million Dollars ($20,000,000) pursuant to the Loan and Security Agreement, dated May 4, 2007, between the Company, Egami Media, Inc., Image Entertainment (UK), Inc., Home Vision Entertainment, Inc. and Wachovia Capital Finance Corporation (Western), as amended by a First Amendment, dated as of April 28, 2008.
“Company Disclosure Letter” means the disclosure letter dated November 20, 2008 delivered to Parent and Merger Sub by the Company concurrently with the execution and delivery of this Agreement.
“Company Employees” means any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its Subsidiaries.
“Company Material Adverse Effect” means an effect, event, development or change, which individually or in the aggregate with other effects, events, developments or changes is materially adverse to the business, assets, properties, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole, other than any effect, event, development or change arising out of or resulting from (A) changes or conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in the industries in which the Company and its Subsidiaries operate, (C) changes in general legal, tax, regulatory, political or general economic conditions affecting the Company or companies in general, (D) changes in GAAP or in Law, in each case, proposed, adopted or enacted after the date hereof, or the interpretation or enforcement thereof, (E) the execution, announcement (including the identity of Parent and its Affiliates) or performance or pendency of, or compliance with, this Agreement (and each other agreement to be executed and delivered in connection herewith) or the consummation of the Merger and the other transactions contemplated herein, including the threatened or actual impact thereof on relationships, contractual or otherwise, with Governmental Entities, customers, suppliers, landlords, licensors, distributors, partners or Company Employees (including the threatened or actual termination, suspension, modification or reduction of such relationships), (F) earthquakes, hurricanes or other natural disasters, (G) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism, (H) any change in the Company’s stock price or trading volume, (I) any failure by the Company to meet or exceed any public or internal projections, forecasts or revenue or earnings predictions for any period, (J) any action taken by Parent or its Affiliates in bad faith or in contravention of the terms of this Agreement, (K) any increase in the cost or availability of Financing or Alternate Financing to Parent or its Affiliates, (L) any matter disclosed in (x) the Company SEC Documents prior to the date of this Agreement, (y) the Company Disclosure Letter, including in each case, any adverse effect or adverse event, development or change that occurs after the date of this Agreement but that arises out of or results from any such matter or (z) the Electronic Data Room.

“Company Preferred Stock” means the preferred stock, par value $.0001 per share, of the Company.
“Company Proxy Statement” has the meaning set forth in Section 4.03.
“Company Rights” means the preferred stock purchase rights associated with the Company Common Stock pursuant to the Company Rights Agreement.
“Company Rights Agreement” means the Rights Agreement, dated as of October 31, 2005, between the Company and Computershare Trust Company, Inc., a Colorado limited purpose trust company, as Rights Agent.
“Company SEC Documents” has the meaning set forth in Section 4.06(a).
“Company Stockholders” means the holders of the issued and outstanding shares of Company Common Stock.
“Company Stockholder Meeting” means a meeting of Company Stockholders (which may be the regular annual meeting) for the purposes of obtaining the Requisite Stockholder Vote held in accordance with the DGCL, the Company Certificate of Incorporation and the Company Bylaws.
“Company Stock Option” has the meaning set forth in Section 3.03.
“Company Stock Plans” means the Company’s 2004 Incentive Compensation Plan and 1998 Incentive Plan.
“Compensation” has the meaning set forth in Section 7.14.
“Confidentiality Agreement” means the letter agreement, dated July 22, 2008, between Q-Black and the Company.
“Contract” has the meaning set forth in Section 4.04.
“Convertible Note Consideration” has the meaning set forth in Section 3.05.
“Current Employees” has the meaning set forth in Section 7.14.
“Deposit” has the meaning set forth in Section 3.07.
“DGCL” means the Delaware General Corporation Law.
“Effective Time” has the meaning set forth in Section 2.01(a).
“Electronic Data Room” means the electronic data room maintained at the website address ftp.image-entertainment.com in connection with the transactions contemplated by this Agreement.
“Employee Benefit Plan” has the meaning set forth in Section 3(3) of ERISA.

“Environmental Laws” means all Laws as in effect on or prior to the date hereof for the protection of human health, safety, or welfare or the environment, including any emission, discharge, generation, storage, treatment, disposal, abatement, Release, threatened Release, reporting, licensing, permitting, investigation, cleanup, mitigation, remediation, transportation, or other handling of any Hazardous Materials, including the following federal Laws as amended and their state counterparts: (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Clean Water Act, 33 U.S.C. §§ 1251, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; and the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et. seq.; and (ii) all other requirements pertaining to protection of air, surface water, groundwater or land and subsurface, natural resources, and related human health, safety, or welfare.
“Environmental Liabilities and Costs” means all damages, natural resource damages, claims, losses, expenses, costs, obligations, and liabilities (collectively, “Environmental Losses”) imposed under Environmental Laws, including all Environmental Losses related to Remedial Actions, and all fees, compliance costs, disbursements, penalties, fines and expenditures necessary to cause property of the Company, the Company, any Subsidiary of the Company or the business of the Company to be in compliance with the requirements of Environmental Laws.
“Environmental Permits” means any federal, state or local permit, license, registration, consent, order, administrative consent order, certificate, approval, waiver or other authorization necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted under any applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exempt Termination Date” has the meaning set forth in Section 7.19(b).
“Expenses” means, with respect to any party to this Agreement, all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, financing sources, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to this Agreement and the transactions contemplated hereby, including (i) the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including (ii) the preparation, printing, filing and mailing of the Company Proxy Statement and the solicitation of the Requisite Stockholder Vote, (iii) the preparation and filing of all applications, notices, registrations, declarations, petitions and filings with any Governmental Entity, and (iv) all other matters related to the transactions contemplated hereby.
“Fairness Opinion” has the meaning set forth in Section 4.11.
“Fee Guarantee” means that certain guarantee in favor of the Company, dated as of the date hereof, pursuant to which the payment of the Business Interruption Fee to the Company is being guaranteed if the Company becomes entitled to such payment pursuant to Section 9.03(c) hereof.

“Financing” has the meaning set forth in Section 5.07.
“Financing Commitment” has the meaning set forth in Section 5.07.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Entity” means any federal, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body with legal jurisdiction to exercise any regulatory, judicial, taxing, importing or other governmental authority.
“Hazardous Materials” means any substance that (a) is defined, listed, identified or otherwise regulated under any Environmental Law relating to the protection of the environment or (b) requires investigation, remediation, or other protective measures under such Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indemnified Liabilities” has the meaning set forth in Section 7.08(a).
“Indemnified Persons” has the meaning set forth in Section 7.08(a).
“Initial Deposit” has the meaning set forth in Section 3.07.
“Intellectual Property Right” means any trademark, service mark, trade name, copyright, patent, software license, other database, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.
“known,” “knowingly” or “Knowledge” means, with respect to the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 1.01 of the Company Disclosure Letter.
“Law” or “Laws” means, as applicable, all statutes, laws, rules, regulations, ordinances or codes of any Governmental Entity and all writs, orders, decisions, injunctions, judgments, awards and decrees of any Governmental Entity.
“Letter of Transmittal” has the meaning set forth in Section 3.06(b).
“Liens” means with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.
“Material Contract” has the meaning set forth in Section 4.21.
“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.01(b).
“Merger Sub” has the meaning set forth in the Preamble.
“NASDAQ” means the National Association of Securities Dealers Automated Quotations system.
“New Commitment Letter” has the meaning set forth in Section 7.09(d).
“Note Holder” means Portside Growth and Opportunity Fund or any other registered assign of the Company Convertible Note.
“Option Consideration” has the meaning set forth in Section 3.03.
“Option Surrender Agreement” has the meaning set forth in Section 3.03.
“other party” means, with respect to the Company, Parent and Merger Sub, collectively, and with respect to Parent and Merger Sub, the Company, unless the context otherwise requires.
“Parent” has the meaning set forth in the Preamble.
“Parent Expense Fee” has the meaning set forth in Section 9.03(d).
“Parent Material Adverse Effect” means an effect, event, development, change, occurrence or state of facts that prevents or materially impedes, interferes with, hinders or delays or impairs the ability of Parent and Merger Sub (i) to consummate the Merger, the Financing and the other transactions contemplated hereby, (ii) to observe and perform its material obligations hereunder or (iii) to pay the fees set forth in Section 9.04.
“Parent Plan” has the meaning set forth in Section 7.14(b).
“Paying Agent” has the meaning set forth in Section 3.06(a).
“Payment Fund” has the meaning set forth in Section 3.06(a).
“Permits” means any licenses, franchises, permits, certificates, consents, approvals or other similar authorizations of, from or by a Governmental Entity possessed by or granted to or necessary for the ownership of the material assets or conduct of the business of the Company or its Subsidiaries, other than Environmental Permits.
“Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings or with respect to which there remains an opportunity to contest; or (iii) Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in any Company SEC Document filed prior to the date of this Agreement; and (ix) any other Liens that do not secure a liquidated amount and that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity or group (as defined in the Exchange Act).
“Portside Warrant” means that certain warrant, dated August 30, 2006, as amended, in the name of Portside Growth and Opportunity Fund or its permitted assigns, pursuant to which the holder thereof is entitled to purchase from the Company at the exercise price then in effect One Million (1,000,000) shares of Company Common Stock.
“Portside Warrantholder” has the meaning set forth in Section 3.04.
“Portside Warrant Consideration” has the meaning set forth in Section 3.04.
“Q-Black” means Q-Black, LLC, a California limited liability company.
“Raymond James” means Raymond James & Associates, Inc.
“Registered Marks” has the meaning set forth in Section 4.19.
“Release” means any releasing, spilling, leaching, disposing or other transmission or discharging of Hazardous Materials into the environment (including air, soil, subsurface, surface water and groundwater).
“Remedial Action” means all actions required by the Environmental Laws to investigate, monitor, clean up, remove, treat or in any other way remediate any Release.
“Representatives” means with respect to any Person, any director, officer or employee of, or any investment banker, financial advisor, accountant, attorney or other agent or representative of, such Person.
“Requisite Stockholder Vote” means the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with the DGCL, the Company Certificate of Incorporation and the Company Bylaws.
“Restraints” has the meaning set forth in Section 8.01(b).
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder.

“SEC” means the Securities and Exchange Commission.
“Second Deposit” has the meaning set forth in Section 3.07.
“Section 203” has the meaning set forth in Section 4.12.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Solvency Letter” has the meaning set forth in Section 7.19.
“Subsidiary,” means, with respect to any Person, any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person).
“Superior Proposal” means a written, bona fide Acquisition Proposal (except the references therein to “20%” shall be replaced by “50%”), which the Company Board in good faith determines is more favorable to the Company Stockholders than the transactions contemplated hereby (taking into account any proposal by Parent to amend the terms of the Merger or this Agreement).
“Surviving Corporation” has the meaning set forth in the Recitals.
“Tax” means all U.S. Federal, state, local, foreign and other taxes (including withholding taxes), assessments, levies, imposts and other governmental charges of any kind or nature whatsoever, together with any interest, penalties or additions imposed with respect thereto.
“Tax Return” means any return, declaration, report, statement, information statement or other document required to be filed with a Governmental Entity with respect to Taxes, including any amendments or supplements to any of the foregoing.
“Termination Date” has the meaning set forth in Section 9.01(b)(iii).
“Termination Fee” means One Million Eight Hundred Thousand Dollars ($1,800,000).
“Trading Day” means any day on which the shares of Company Common Stock are traded on The NASDAQ Global Market, or, if The NASDAQ Global Market is not the principal trading market for the shares of Company Common Stock, then on the principal securities exchange or securities market on which the shares of Company Common Stock are then traded; provided, that “Trading Day” shall not include any day on which the shares of Company Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Company Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“Transfer Taxes” means all stock transfer, real estate transfer, property, documentary, stamp, recording and other similar Taxes incurred in connection with the transactions contemplated by this Agreement.
“Trust Instructions” has the meaning set forth in Section 3.07.
“Voting Agreements” has the meaning set forth in the Recitals.
ARTICLE II
THE MERGER
SECTION 2.01 The Merger.
(a) The Merger; Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of the DGCL. As soon as practicable on the Closing Date after the closing of the Merger (the “Closing”), a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).
(b) Closing. The Closing shall take place at 8:00 a.m. local time on a date to be specified by the parties hereto, which date shall be no later than the second (2nd) Business Day after satisfaction or, to the extent permitted by this Agreement and applicable Law, waiver of the conditions set forth in Article VIII of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such satisfaction at the Closing or, to the extent permitted by this Agreement and applicable Law, waiver of those conditions at or prior to the Closing), at the offices of Manatt, Phelps & Phillips, LLP, 11355 West Olympic Blvd., Los Angeles, California 90064, unless another time, date or place is agreed to by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
(c) Effect of the Merger. At the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the Surviving Corporation and shall succeed to and assume all of the rights and obligations of the Company and Merger Sub in accordance with the DGCL. As a result of the Merger, the Surviving Corporation shall become a direct wholly owned subsidiary of Parent. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub will be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation, in each case as contemplated by Section 259 of the DGCL.

SECTION 2.02 Certificate of Incorporation. At the Effective Time and subject to Section 7.09, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law.
SECTION 2.03 Bylaws. At the Effective Time and subject to Section 7.09, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable Law.
SECTION 2.04 Directors and Officers. From and after the Effective Time, (i) the directors of Merger Sub at the Effective Time shall become the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law or until their death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.
ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES
SECTION 3.01 Effect of the Merger on Capital Stock. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of any party or the holder of any of their securities:
(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and shall represent one newly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.
(b) Capital Stock of the Company.
(i) Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock described in clause (ii) of this Section 3.01(b) and any Appraisal Shares) shall be converted into the right to receive $2.75 in cash, without interest (the amount per share of Company Common Stock to be paid pursuant to this Section 3.01(b)(i) is referred to as the “Merger Consideration”). All such shares of Company Common Stock, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a certificate previously representing any such converted shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(ii) All shares of Company Common Stock held by the Company as treasury shares or by Parent or Merger Sub or by any Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall automatically be canceled and cease to exist as of the Effective Time, and no consideration shall be delivered or deliverable therefor.
(c) Impact of Stock Splits, Etc. In the event of any change in the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock (including Company Stock Options), issued and outstanding between the date of this Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Merger Consideration to be paid for each share of Company Common Stock (or Option Consideration to be paid for any Company Stock Option, as the case may be) as provided in this Agreement shall be equitably adjusted to give effect to such change and, as so adjusted, shall from and after the date of such event, be the Merger Consideration or the Option Consideration, as the case may be, subject to further adjustment in accordance with this Section 3.01(c). For the avoidance of doubt, nothing in this Section 3.01(c) alone shall cause the aggregate price paid for all outstanding shares of Company Common Stock to increase.
SECTION 3.02 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any record holder (excluding any shares described in Section 3.01(b)(ii)) who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 3.01(b), but instead at the Effective Time the holders of Appraisal Shares shall become entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL and, at the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist and the holder of such shares shall cease to have any rights with respect thereto, except as set forth in this Section 3.02. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal, in each case under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall be forfeited and cease, and each of such holder’s Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive, without interest thereon, the Merger Consideration. The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL that are received by the Company for appraisal of any shares of Company Common Stock, and provide Parent with the opportunity to participate in and control all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 3.03 Treatment of Company Stock Options. The Company agrees that it will take such actions as are necessary to cause each option for the purchase of Company Common Stock outstanding at the Effective Time (“Company Stock Option”), whether or not exercisable, under the Company Stock Plans, to become fully exercisable (if not then fully exercisable), and such options shall thereafter be cancelled and shall automatically cease to exist, and each holder of a Company Stock Option shall cease to have any rights with respect to such Company Stock Option except the right to receive the following consideration upon delivery of an option surrender agreement, which shall be in a form mutually agreed to by the parties hereto (“Option Surrender Agreement”), in accordance with Section 3.06(b)(i)(B): for each share of Company Common Stock subject to such Company Stock Option, an amount in cash (without interest) equal to the excess, if any, of (i) the Merger Consideration payable in respect of a share of Company Common Stock over (ii) the per share exercise price of such Company Stock Option (such amount in cash as described above being hereinafter referred to as the “Option Consideration”).
SECTION 3.04 Treatment of Portside Warrant.
(a) Pursuant to Section 4(b) of the Portside Warrant, the Company shall deliver a notice to Portside Growth and Opportunity Fund or its permitted assigns (the “Portside Warrantholder”) no less than ten (10) Trading Days prior to the consummation of the Merger stating that (A) upon consummation of the Merger the Company will deliver cash (without interest) to the Portside Warrantholder in an amount (calculated in accordance with the hypothetical calculation in Section 3.04 of the Company Disclosure Letter, the “Portside Warrant Consideration”) equal to the Black Scholes Value of the remaining unexercised portion of the Portside Warrant on the date immediately prior to the announcement of the Merger determined using the Black Scholes Option Pricing Model and (B) upon delivery of such cash payment against delivery and surrender of the original Portside Warrant, the Portside Warrant shall no longer be outstanding.
(b) As of the Effective Time, the Portside Warrant shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist and the Portside Warrantholder shall cease to have any rights with respect thereto, except the right to receive at the Effective Time from the Company, or as soon as practicable thereafter (but in no event later than two (2) Business Days after the Effective Time) from the Surviving Corporation, the Portside Warrant Consideration.
SECTION 3.05 Company Convertible Note. As stated in, and pursuant to the terms and conditions set forth in, Section 5(b) of the Company Convertible Note, if the Surviving Corporation (including Parent) is a privately held company, at any time during the period beginning after the Note Holder’s receipt of a Change of Control Notice (as defined in the Company Convertible Note) and ending twenty (20) Trading Days after the consummation of a Change of Control (as defined in the Company Convertible Note), may require the Note Holder to redeem all of the Company Convertible Note by delivering the Company Change of Control Redemption Notice (as defined in the Company Convertible Note) to the Note Holder. Such redemption shall be (a) in cash equal to such amount as calculated on Section 3.05 of the Company Disclosure Letter (the “Convertible Note Consideration”) and (b) made in accordance with Section 12 of the Company Convertible Note.

SECTION 3.06 Payment for Securities.
(a) Paying Agent; Payment Fund. Prior to the Effective Time, Merger Sub shall enter into an agreement with an entity designated by Parent and reasonably acceptable to the Company to act as agent for all parties to this Agreement, as well as for the holders of Company Common Stock and holders of the Company Stock Options in connection with the Merger (the “Paying Agent”) and to receive the Merger Consideration and the Option Consideration to which such holders shall become entitled pursuant to this Article III. On the Closing Date and prior to the filing of the Certificate of Merger, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock and Company Stock Options, for payment in accordance with this Article III through the Paying Agent, cash (including the Deposit) in an amount sufficient to permit payment of the aggregate Merger Consideration payable pursuant to Section 3.01 and the aggregate Option Consideration payable pursuant to Section 3.03 (the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration payable pursuant to Section 3.01 and the Option Consideration payable pursuant to Section 3.03, in each case, out of the Payment Fund. The Payment Fund shall be invested in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; provided, however, that any interest or other income resulting from the investment of the Payment Fund shall be solely for the account of Parent or the Surviving Corporation. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock and Company Stock Options shall be entitled under Section 3.01 and Section 3.03, respectively, Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of shares for the Merger Consideration and the surrender of Company Stock Options for the Option Consideration.
(b) Payment Procedures.
(i) As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to deliver:
(A) to each record holder, as of immediately prior to the Effective Time, of (1) an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) or (2) shares of Company Common Stock represented by book-entry (“Book-Entry Shares”), a customary letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration set forth in Section 3.01(b)(i); and
(B) to each holder of a Company Stock Option as of the Effective Time (1) an Option Surrender Agreement, and (2) instructions for use in effecting the surrender of such Company Stock Option in exchange for the Option Consideration.
(ii) Upon surrender to the Paying Agent of a Certificate or Book-Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Surviving Corporation or the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Certificate or Book-Entry Shares and such Certificate or book-entry shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person, other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.06(b)(ii), each Certificate and each Book-Entry Share shall, subject to Section 3.02, be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Article III.
(iii) Upon surrender of a Company Stock Option for cancellation to the Paying Agent, together with the Option Surrender Agreement, duly executed, and any other documents reasonably required by the Surviving Corporation or the Paying Agent, the holder of the Company Stock Option shall be entitled to receive in exchange therefor the amount of cash which such holder has the right to receive pursuant to the provisions of Section 3.03, and the Company Stock Option so surrendered shall then be canceled. Until surrendered in accordance with the provisions of this Section 3.06(b)(iii), each Company Stock Option shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Option Consideration as contemplated by this Article III.
(c) Termination of Rights.

(i) All Merger Consideration paid upon the surrender of and in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. After the close of business on the date of the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates as provided in this Article III.
(ii) The surrender of a Company Stock Option in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Stock Option.
(d) Termination of Payment Fund. Any portion of the Payment Fund (including any interest thereon) that remains undistributed to the former common stockholders or optionholders of the Company on the 365th day after the date on which the Effective Time occurs shall be delivered to the Surviving Corporation, without demand, and any former common stockholders or optionholders of the Company who have not theretofore received the Merger Consideration or Option Consideration to which they are entitled under this Article III shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.
(e) No Liability. None of the Surviving Corporation, Parent, Merger Sub or the Paying Agent shall be liable to any holder of Company Common Stock or Company Stock Option for any amount of Merger Consideration or Option Consideration, as applicable, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate, Book-Entry Share or Company Stock Option has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration or Option Consideration in respect of such Certificate, Book-Entry Share or Company Stock Option would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate, Book-Entry Share or Company Stock Option shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(f) Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the amount of Merger Consideration payable in respect of the number of shares of Company Common Stock formerly represented by such Certificate pursuant to the provisions of this Article III.

(g) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock or Company Stock Options, any holder of the Company Convertible Note or the Portside Warrantholder pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Company Stock Options, any holder of the Company Convertible Note or the Portside Warrantholder, as applicable, in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.
SECTION 3.07 Deposit. In consideration for the Company entering into, and as an inducement and condition to the willingness of the Company to enter into, this Agreement, Parent shall:
(a) prior to or simultaneously with the execution of this Agreement, deposit the amount of Five Hundred Thousand Dollars ($500,000) cash (the “Initial Deposit”) to an account designated by the Company, to be held in trust for the benefit of the Company, subject to irrevocable trust instructions agreed to by Parent and the Company (the “Trust Instructions”); and
(b) within two (2) Business Days of the date on which the Company files the definitive Company Proxy Statement with the SEC, deposit the amount of One Million Three Hundred Thousand ($1,300,000) cash (the “Second Deposit” and together with the Initial Deposit, the “Deposit”) to an account designated by the Company, to be held in trust for the benefit of the Company, subject to the Trust Instructions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (x) as set forth in the Company Disclosure Letter, (y) as may be disclosed in the Company SEC Reports filed with or furnished to the SEC prior to the date of this Agreement or (z) as disclosed in the Electronic Data Room, the Company represents and warrants to Parent and Merger Sub that:
SECTION 4.01 Corporate Existence and Power. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction, except for matters not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has all corporate or similar powers and authority required to own, lease and operate its respective properties and carry on its business as now conducted, except for matters not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed or qualified is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Certificate of Incorporation (the “Company Certificate of Incorporation”) and its Bylaws (the “Company Bylaws”), in each case as of the date hereof.

SECTION 4.02 Corporate Authorization.
(a) The Company has the requisite corporate power and authority to execute and, with respect to the consummation of the Merger, subject to receipt of the Requisite Stockholder Vote, to consummate the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to the consummation of the Merger, to receipt of the Requisite Stockholder Vote.
(b) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
SECTION 4.03 Governmental Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, or Permit from, any Governmental Entity, is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or other transactions contemplated by this Agreement, except for: (A) the filing of a premerger notification report by the Company under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) any consents, approvals, orders, authorizations, registrations, declarations, filings or permits required in connection with the Financing or facts and circumstances particular to Parent, Merger Sub and their respective Affiliates; (C) the filing with the SEC of (1) a proxy statement in preliminary and definitive form relating to the meeting of the stockholders of the Company to be held in connection with adoption of this Agreement (the “Company Proxy Statement”) and (2) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby; (D) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (E) compliance with the rules and regulations of the NASDAQ Stock Market; (F) such filings and approvals as may be required by any applicable state securities or “blue sky” or takeover laws; (G) such filings and approvals as may be required by any foreign premerger notification or competition, securities, corporate or other Law; and (H) any consents, approvals, orders, authorizations, registrations, filings, or permits that the failure to obtain is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material and adverse effect on the Company’s ability to perform its obligations under this Agreement or to consummate the Merger.

SECTION 4.04 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with (A) the Company Certificate of Incorporation or the Company Bylaws or (B) the organizational or governing documents of any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 4.03 and the receipt of the Requisite Stockholder Vote, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) require the consent, approval or authorization of, or filing with any third party (other than a Governmental Entity) with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or any of its Subsidiaries, or result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries under, any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound, except in the case of clauses (i)(B), (ii) and (iii), (x) any matters which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, or a material and adverse effect on the Company’s ability to perform its obligations under this Agreement or to consummate the Merger, or (y) any such violations, defaults, acceleration, losses or Liens resulting from the Financing or Alternate Financing.
SECTION 4.05 Capital Structure. The authorized capital stock of the Company consists of (A) 100,000,000 shares of Company Common Stock and (B) 25,000,000 shares of Company Preferred Stock. As of the date of this Agreement, (A) 21,855,718 shares of Company Common Stock were issued and outstanding, (B) zero shares of Company Common Stock were held in the treasury of the Company, (C) no shares of Company Preferred Stock were issued or outstanding or held by the Company in its treasury and (D) 8,521,511 shares of Company Common Stock were reserved for future issuance in connection with the Company Stock Plans (including shares reserved pursuant to issued and outstanding Company Stock Options), the Portside Warrant, and the Company Convertible Note. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive or other similar right in favor of any Person and no class of capital stock is entitled to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Company Stockholders may vote. As of the date of this Agreement, there are no options, warrants, preemptive or other outstanding rights, stock appreciation rights, conversion rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any kind to which the Company or its Subsidiaries is a party, or by which the Company or its Subsidiaries are bound, obligating the Company or its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of the Company or its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding other than (w) the Company Rights, (x) Company Stock Options representing the right to purchase 2,414,081 shares of Company Common Stock, (y) the Portside Warrant representing the right to purchase 1,000,000 shares of Company Common Stock and (z) the Company Convertible Note representing the right to purchase 4,000,000 shares of Company Common Stock. Section 4.05 of the Company Disclosure Letter sets forth each Company Stock Option, the name of the grantee, the date of the grant, the number of shares of Company Common Stock subject to each Company Stock Option, the exercise price per share of such Company Stock Option and the vesting schedule for such Company Stock Option.
SECTION 4.06 SEC Reports and Financial Statements.
(a) The Company has filed with the SEC all forms, reports, schedules, certifications, statements and other documents (including all exhibits, amendments, and supplements thereto) required to be filed by it with the SEC since March 31, 2007 (all such forms, reports, statements, certificates and other documents filed with or furnished to the SEC since March 31, 2007, with any amendments thereto, collectively, the “Company SEC Documents”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date hereof, has complied as to form in all material respects, as of the date filed with the SEC, with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. None of the Company’s Subsidiaries is required to file periodic reports with the SEC. None of the Company SEC Reports contained, when filed with the SEC, or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b) Each of the consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes and schedules, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to normal year-end adjustments and other adjustments described therein, including the notes thereto). Each of such consolidated financial statements (including the related notes and schedules, where applicable) complied, as of the date of filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC applicable thereto and each of such financial statements (including the related notes and schedules, where applicable) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto.
(c) Except for such matters not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is in compliance with the applicable provisions of the Sarbanes-Oxley Act.

SECTION 4.07 Undisclosed Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the related notes thereto) other than: (i) those liabilities that are reflected or reserved against on, or otherwise disclosed in, the consolidated balance sheets (or the related notes thereto) of the Company included in the Company SEC Documents, (ii) liabilities incurred in the ordinary course of business since the date of such balance sheets, (iii) liabilities for fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement, (iv) liabilities incurred as permitted under Section 6.01(j); and (v) liabilities not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
SECTION 4.08 Disclosure Documents. The Company Proxy Statement will not, at the date it is first mailed to Company Stockholders, at the time of any amendments thereof or supplements thereof, and at the time of the Company Stockholder Meeting (other than as to information supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion therein), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Company Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto and any other applicable Law as of the date of such filing. No representation is made by the Company with respect to statements made in the Company Proxy Statement based on information supplied by Parent, Merger Sub or their respective Affiliates for inclusion therein.
SECTION 4.09 Absence of Certain Changes or Events.
(a) From June 30, 2008, through the date of this Agreement, there has not been any event, change, effect or development, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect.
(b) From June 30, 2008, through the date of this Agreement, the Company and its Subsidiaries have conducted their business in the ordinary course of business in all material respects, except for matters related to this Agreement, the Merger and the other transactions contemplated hereby.
SECTION 4.10 Finders’ Fees. No broker, investment banker, financial advisor or other person, other than Raymond James, the fees and expenses of which will be paid by the Company prior to the Effective Time, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
SECTION 4.11 Opinion of the Company’s Financial Advisors. The Company Board has received the opinion (the “Fairness Opinion”) of Raymond James to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the Company Stockholders is fair from a financial point of view to such holders.

SECTION 4.12 State Takeover Statutes. Assuming the accuracy of Parent’s representation in Section 5.10, no “moratorium,” “control share acquisition,” “interested stockholder,” “fair price,” “business combination” or other anti-takeover or other similar Laws (with the exception of Section 203 of the DGCL (“Section 203”)) applicable to the Company is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. Assuming the accuracy of the representations made in Section 5.10, the action of the Company Board in approving this Agreement is sufficient to render inapplicable to this Agreement, the Merger, and the Voting Agreements the restrictions on “business combinations” (as defined in Section 203) as set forth in Section 203.
SECTION 4.13 Compliance with Laws; Permits.
(a) The Company and each of its Subsidiaries is in compliance with all Laws applicable to the Company, its Subsidiaries and their respective business and activities, except for matters not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The Company and each of its Subsidiaries has and maintains in full force and effect, and is in compliance with, all Permits, except for matters not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
SECTION 4.14 Employee Benefit Plans.
(a) Section 4.14(a) of the Company Disclosure Letter sets forth a list of all material Company Benefit Plans. True, complete and correct copies of all such written material Company Benefit Plans have been provided or otherwise made available to Parent.
(b) Except for matters not reasonably expected to have a Company Material Adverse Effect:
(i) each Company Benefit Plan has been operated and administered in compliance with its terms and applicable Law.
(ii) the execution of this Agreement by the Company and the consummation by the Company of the Merger will not constitute an event under any Company Benefit Plan that will or may result in any payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any Company Employee.
(iii) all contributions and other payments required to be made by the Company or its Subsidiaries to any pension plan with respect to any period ending before the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in financial statements.
(iv) there are no existing (or, to the knowledge of the Company, threatened) lawsuits, claims or other controversies, other than claims for information or benefits in the normal course, with respect to any Company Benefit Plan. Neither the Company nor any of its Subsidiaries has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course).

SECTION 4.15 Labor Matters.
(a) Section 4.15(a) of the Company Disclosure Letter lists as of the date hereof (i) any collective bargaining agreement or any labor union Contract that the Company or any of its Subsidiaries is a party to or bound by, and (ii) to the knowledge of the Company, any activities or proceedings of any labor union to organize any Company Employees or compel the Company or any of its Subsidiaries to bargain with any labor union or labor organization. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened organized labor strike, walkout, work stoppage, slowdown, or, to the Company’s knowledge, governmental investigation with respect to Company Employees, except for matters not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. No union grievance or labor arbitration demand or proceeding, or unfair labor practice charge or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or, to the knowledge of the Company, has been threatened against the Company or its Subsidiaries except for matters not reasonably expected to result, individually or in the aggregate, in a Company Material Adverse Effect.
(b) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to its current or former employees, officers or directors or employment practices, except for matters not reasonably expected to result, individually or in the aggregate, in a Company Material Adverse Effect.
(c) The Company and each of its Subsidiaries are in compliance with all applicable Laws relating to labor and employment, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages, immigration, workers compensation, working conditions and occupational safety and health, family and medical leave and employee terminations except for matters not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
SECTION 4.16 Litigation. There is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the knowledge of the Company, threatened in writing against or affecting the Company, any of its Subsidiaries or any Company Employee, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not subject to any order, judgment, writ, injunction or decree, except for matters not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
SECTION 4.17 Tax Matters. Except for matters not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) Each of the Company and its Subsidiaries has timely filed all Tax Returns required to be filed by it with any Tax authority prior to the date hereof. To the knowledge of the Company, all such Tax Returns are true, correct and complete. Each of the Company and its Subsidiaries has paid all Taxes shown to be due on such Tax Returns.

(b) All Taxes that each of the Company and its Subsidiaries is required by Law to pay, withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entities to the extent due and payable.
(c) Each of the Company and its Subsidiaries is not delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or its Subsidiaries, nor has the Company or its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
(d) To the knowledge of the Company, no audit or other examination of any Tax Return of the Company or its Subsidiaries by any Tax authority is presently in progress. Neither the Company nor its Subsidiaries has been notified of any request for such an audit or other examination.
(e) No adjustment relating to any Tax Returns filed by the Company or its Subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company, its Subsidiaries or any representative thereof.
(f) Neither the Company nor its Subsidiaries has any liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s most recent balance sheet included in the Company SEC Documents, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal period covered by such balance sheet in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course of business.
SECTION 4.18 Environmental Matters. Except for matters not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) Each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws.
(b) The Company and its Subsidiaries have obtained or applied in a timely manner for all Environmental Permits necessary for the conduct of their operations as of the date of this Agreement, as applicable, and all such Environmental Permits are in full force and effect or, where applicable, a renewal application has been timely filed and is pending agency approval. There are no pending or, to the knowledge of the Company, threatened proceedings to revoke such Environmental Permits and each of the Company and its Subsidiaries is in compliance with all terms and conditions thereof.
(c) Neither the Company nor its Subsidiaries has received any written notification that the Company or such Subsidiary, or any property owned or leased in connection with the Business, is the subject of any proceeding, investigation, claim, lawsuit or order by any Governmental Entity or other person seeking (i) any Remedial Action or (ii) to impose any Environmental Liabilities and Costs on the Company or such Subsidiary.

(d) To the Company’s knowledge, neither the Company nor its Subsidiaries is required to implement or pay for any Remedial Action, or to reimburse costs incurred by third parties with respect to any Remedial Action, or to incur Environmental Liabilities and Costs.
SECTION 4.19 Intellectual Property.
(a) The Company owns or possesses adequate licenses or other rights to use all material Intellectual Property Rights necessary to conduct the business of the Company and its Subsidiaries, except where failure to own or possess such licenses or rights would not have a Company Material Adverse Effect.
(b) To the Knowledge of the Company, the Intellectual Property Rights of the Company do not conflict with or infringe upon any Intellectual Property Rights of others to the extent that, if sustained, such conflict or infringement would have a Company Material Adverse Effect.
(c) Section 4.19 of the Company Disclosure Letter sets forth a complete and accurate list of all trademarks, service marks and domain names in which the Company or any of its Subsidiaries purports to have an ownership interest. Such schedule will include the title of the mark or domain name and, in the case of trademarks and service marks that are registered in the United States Patent and Trademark Office (the “Registered Marks”), the registration, certificate or issuance number (or application number with respect to pending applications) and the date registered or issued (or filed with respect to pending applications) and the identification of the particular Company or Subsidiary which holds the interest. Neither the Company nor any of its Subsidiaries owns or exclusively licenses any patents.
(d) The Company and its Subsidiaries take and have taken reasonable measures, consistent with industry practice as of the date of this Agreement, to register, maintain and renew all material Registered Marks that are included in the Intellectual Property Rights of the Company.
(e) To the Knowledge of the Company, no third party is infringing any material Intellectual Property Right of the Company, except for potential infringement arising from unauthorized copying as is commonly of concern to the motion picture and entertainment industry and as to which the Company has no Knowledge of specific violations (e.g., piracy and “bootlegging”, peer-to-peer file sharing over the Internet and the like).
(f) No legal proceedings are pending or, to the Company’s Knowledge, threatened in writing, that challenge the validity or enforceability of, or the rights of the Company or any of its Subsidiaries in, any Intellectual Property Right of the Company.
(g) The consummation of the transactions provided for herein will not adversely affect, in any material respect, any right or interest of the Company or any of its Subsidiaries in any Intellectual Property Right of the Company.
SECTION 4.20 Property. Except for matters not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, all properties and assets of the Company and its Subsidiaries, real and personal, material to the conduct of its business are, except for changes in the ordinary course of business consistent with past practice since June 30, 2008, reflected in the most recent balance sheet of the Company included in the Company SEC Documents, and each of the Company and its Subsidiaries has legal title to its real and personal property reflected on such balance sheet or acquired by it since the date of such balance sheet, free and clear of all Liens other than Permitted Liens.

SECTION 4.21 Material Contracts. As of the date hereof, neither the Company nor its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is a “material contract” required to be filed under Item 601(b)(10) of Regulation S-K of the SEC (a “Material Contract”) that is not identified in the Company SEC Documents. All Material Contracts are valid, binding and in full force and effect, except to the extent they have previously expired in accordance with their terms, except for matters not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not, and has not received any written notice or has any Knowledge that any other party is, in default in any respect under any such Material Contract, except for matters not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, to the Knowledge of the Company, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default.
SECTION 4.22 Insurance. Section 4.22 of the Company Disclosure Letter sets forth a list of the material insurance policies covering the Company and its Subsidiaries as of the date hereof. As of the date of this Agreement each such insurance policy is in full force and effect, and no notice of cancellation has been received by the Company or any of its Subsidiaries with respect to any such insurance policy which has not been cured by the payment of premiums that are due, except where such failure to cure would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
SECTION 4.23 Company Rights Agreement. The Company has amended the Company Rights Agreement in accordance with its terms to render it inapplicable to this Agreement, the execution and delivery of the Voting Agreements, the Merger and other transactions contemplated by this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub jointly and severally hereby represent and warrant to the Company that:
SECTION 5.01 Corporate Existence and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its state of incorporation, except for matters not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub has all corporate or similar powers and authority required to own, lease and operate its respective properties and carry on its business as now conducted, except for matters not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except for matters not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.02 Corporate Authorization.
(a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements, instruments and documents related to the Financing and to consummate the Merger and the Financing. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger, the other transactions contemplated by this Agreement and the Financing have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub (other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub, which shall occur immediately after the execution and delivery of this Agreement).
(b) This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
SECTION 5.03 Governmental Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, or Permit from, any Governmental Entity, is required to be obtained or made by Parent, Merger Sub or any of their respective Affiliates in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent or Merger Sub of the Merger, the other transactions contemplated by this Agreement or the Financing, except for: (A) the filing of a premerger notification report by Parent under the HSR Act, and the expiration or termination of the applicable waiting period with respect thereto; (B) any consents, approvals, orders, authorizations, registrations, declarations, filings or permits required in connection with the Financing or facts and circumstances particular to Parent, Merger Sub and their respective Affiliates; (C) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (D) such filings and approvals as may be required by any foreign premerger notification or competition, securities, corporate or other Law; (E) compliance with any applicable foreign or state securities or “blue sky” Laws; and (F) any consents, approvals, orders, authorizations, registrations, filings, or Permits that the failure to obtain or make would not reasonably excepted to have, individually or in the aggregate, a Parent Material Adverse Effect.
SECTION 5.04 Non-Contravention. The execution, delivery and performance of this Agreement does not, and the consummation by Parent and Merger Sub of the Merger, the Financing and the other transactions contemplated hereby will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub or their respective Affiliates, (ii) assuming compliance with the items specified in Section 5.03, contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets or their respective Affiliates, or (iii) require the consent, approval or authorization of, or filing with any third party (other than a Governmental Entity) with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Parent, Merger Sub or their respective Affiliates, or result in the creation of any Lien on any of the properties or assets of Parent, Merger Sub or their respective Affiliates under any Contract to which Parent, Merger Sub or their respective Affiliates is a party or by which Parent, Merger Sub or their respective Affiliates or any of their respective properties or assets are bound, except in the case of clauses (ii) and (iii) above, for matters not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
SECTION 5.05 Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub or any of their respective Affiliates for inclusion in the Company Proxy Statement will, at the date it is first mailed to shareholders of the Company, at the time of any amendments thereof or supplements thereof and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
SECTION 5.06 Finders’ Fees. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee payable by Parent or Merger Sub in connection with any of the transactions contemplated by this Agreement.
SECTION 5.07 Financing. Parent has delivered to the Company a true and complete copy of the executed equity commitment letter, dated as of the date hereof, from Q-Black (the “Financing Commitment”), pursuant to which Q-Black has committed, subject to the terms thereof, to invest the cash amounts set forth therein (the “Financing”). The Financing Commitment is in full force and effect, and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. The Financing Commitment has not been, and will not be, amended or modified, except as consistent with Section 7.09(d), and the commitments contained in the Financing Commitment have not been withdrawn or rescinded in any respect as of the date hereof. As of the date of this Agreement, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under the Financing Commitment and subject to the satisfaction of the conditions set forth in Sections 8.01 and 8.02 hereof, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it in the Financing Commitment on or prior to the Closing Date. The funds contemplated to be provided by the Financing Commitment would be sufficient to enable Parent or the Surviving Corporation, as applicable, to make or cause to be made payments of the Merger Consideration, Option Consideration, Company Note Consideration and Portside Warrant Consideration, in each case as provided herein, all other necessary payments by Parent, Merger Sub or the Surviving Corporation in connection with the Merger (including the refinance, repurchase or repayment of any additional outstanding indebtedness or other obligations of the Surviving Corporation) and all of the related fees and expenses. There are no conditions precedent or other contingencies to the funding of the Financing other than as set forth in the Financing Commitment. As of the date hereof, Parent has no knowledge of any facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Financing Commitment not being satisfied or (ii) the funding contemplated in the Financing Commitment not being made available to Parent on a timely basis in order to consummate the transactions contemplated by this Agreement.
SECTION 5.08 Litigation. As of the date of this Agreement, there are no suits, claim, actions, proceedings, arbitrations or mediations pending or, to the knowledge of Parent, threatened against Parent, Merger Sub or any of their respective Affiliates, except for matters not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent, Merger Sub nor any of their respective Affiliates nor any of their respective properties or assets is or are subject to any judgments, orders or decrees, except for matters not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
SECTION 5.09 Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein or in connection with the transactions contemplated hereby, including in connection with arranging the Financing. As of the date hereof, there were 10,000 shares of common stock of Merger Sub issued and outstanding, representing the only shares of capital stock of Merger Sub outstanding and entitled to vote on the Merger.
SECTION 5.10 Ownership of Company Capital Stock. None of Parent, Merger Sub or their respective Affiliates “owns” (within the meaning of Section 203) or have, within the last three years, “owned” any shares of Company Common Stock, and none of Parent, Merger Sub or their respective Affiliates has any rights to acquire any shares of Company Common Stock, except pursuant to this Agreement.
SECTION 5.11 Interest in Competitors. As of the date of this Agreement, neither Parent or Merger Sub owns any interest(s), nor do any of their respective Affiliates, insofar as such interests would be attributed to Parent or Merger Sub under the HSR Act or other Antitrust Laws, in any entity or Person doing business in the United States or any other foreign country that derives a substantial portion of its revenues from a line of business within the Company’s and its Subsidiaries’ principal line of business.
SECTION 5.12 No Other Representations and Warranties.
(a) Except for the representations and warranties specifically and expressly set forth in Article IV of this Agreement (as modified by the Company Disclosure Letter), Parent and Merger Sub agree and acknowledge that:
(i) neither the Company, any Affiliate of the Company, or any of their respective Representatives, nor any other Person, makes or has made any other representation or warranty, express or implied, at law or in equity, on behalf of the Company with respect to the Company, the Company’s respective businesses, the Merger or the other transactions contemplated by this Agreement or the Financing; and

(ii) Parent and Merger Sub have not relied on any such representation or warranty in determining to enter into this Agreement.
(b) Parent and Merger Sub hereby expressly disclaim any reliance on other representations or warranties, whether made by the Company, any Affiliate of the Company or any of their respective Representatives or any other Person, to Parent or Merger Sub (including implied warranties of merchantability and fitness for a particular purposes):
(i) with respect to the Company (including, without limitation, its assets, Contracts, liabilities), the Company’s respective businesses (including, without limitation the future operation of such businesses after Closing by Parent and the Surviving Corporation), or the negotiation, execution and delivery of this Agreement, the Merger or the transactions contemplated by this Agreement;
(ii) as to the accuracy or completeness of any information regarding the Company and its respective businesses, including, without limitation, the information, documents or other material made available in the Electronic Data Room, management presentations, management interviews, functional “break-out” discussions, oral or written responses to questions submitted by or on behalf of Parent and Merger Sub or their respective Affiliates or other communications between Parent and Merger Sub or any of their respective Representatives, on the one hand, and the Company, or any of their respective Representatives, on the other hand; and
(iii) as to the accuracy or completeness of any forecasts, projections, business plans, estimates or budgets of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof)) of the Company and its Subsidiaries furnished, delivered or made available to Parent or Merger Sub (or any of their respective Affiliates or Representatives), or with regard to any other matter, notwithstanding the delivery or disclosure, in writing or orally, to Parent, Merger Sub, any of their respective Affiliates and/or Representatives of any documentation, materials or other information.
SECTION 5.13 Solvency.
(a) Immediately following the Effective Time and after giving effect to the Merger, the other transactions contemplated by this Agreement and the Financing, the Surviving Corporation and each of its Subsidiaries will not (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and unliquidated debts, is greater than its assets, at a fair valuation, or because the present fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and unliquidated debts, as they become absolute and matured); (ii) have unreasonably small capital with which to engage in its business, either (x) as presently conducted or (y) as intended by Parent to be conducted; or (iii) have intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay them as they become due.

(b) No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any present or future creditors of the Surviving Corporation and its Subsidiaries.
SECTION 5.14 Completion of Transaction. Parent has no knowledge of any fact or circumstances relating to or affecting Parent, Merger or any of their respective Affiliates that it reasonably believes would prevent Parent or Merger Sub from fulfilling their material obligations under this Agreement and completing the Merger, the other transactions contemplated hereby and the Financing.
SECTION 5.15 Due Diligence by Parent. Parent acknowledges and agrees that it and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, and prospects of the Company and its Subsidiaries, which investigation, review and analysis was done by Parent and, to the extent Parent deemed appropriate, by Parent’s Representatives.
SECTION 5.16 Fairness Opinion. Parent and Merger Sub acknowledge and agree that they are not entitled to and may not rely on the Fairness Opinion.
SECTION 5.17 No Agreements with Company Stockholders. Neither Parent nor Merger Sub nor any of their respective Affiliates or Representatives has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which any Company Stockholder would be entitled to receive consideration of a different amount or nature than the Merger Consideration or, other than pursuant to the Voting Agreements, pursuant to which a Company Stockholder agrees to vote to adopt this Agreement or agrees to vote against any Superior Proposal.
SECTION 5.18 No Undisclosed Arrangements with Company Employees. Neither Parent nor Merger Sub nor any of their respective Affiliates or Representatives has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), with any Company Employee, pursuant to which any such Company Employee would be employed or compensated by, or would have any direct or indirect financial interest, in the Surviving Corporation or its assets, income or business following the Closing that has not been disclosed by or on behalf of Parent to the Company Board prior to the date of this Agreement.
SECTION 5.19 No Vote of Parent Stockholders. No vote of the stockholders of Parent, or the holders of any other securities of Parent (equity or otherwise), is required by any applicable Law, the organizational and other governing documents of Parent, in order for Parent to consummate the Merger or the other transactions contemplated hereby or effect the Financing. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred immediately after the execution of this Agreement) is the only vote or consent of the holders of any securities of Merger Sub necessary to approve this Agreement, the Merger, the other transactions contemplated hereby or the Financing.

SECTION 5.20 Fee Guarantee. Concurrently with the execution of this Agreement, the Fee Guarantee has been executed and delivered to the Company and is in full force and effect in accordance with its terms.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 6.01 Conduct of the Company and its Subsidiaries. Except for matters (i) set forth in Section 6.01 of the Company Disclosure Letter, (ii) contemplated or permitted by this Agreement, (iii) required by Law or a Governmental Entity of competent jurisdiction or (iv) agreed to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, the Company will use commercially reasonable efforts to, and to cause its Subsidiaries to, conduct their respective businesses in all material respects in the ordinary course of business consistent with past practice and to preserve intact its current business organization, including the services of its key employees and the goodwill of any Governmental Entities, customers, lenders, distributors, suppliers and other Persons with which it has material business relationships. Without limiting the generality of the foregoing, except for matters (i) set forth in Section 6.01 of the Company Disclosure Letter, (ii) contemplated or permitted by this Agreement, (ii) required by Law or a Governmental Entity of competent jurisdiction or (iv) agreed to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, the Company will not and will cause its Subsidiaries not to:
(a) except with respect to bonuses or other incentive compensation made in the ordinary course of business consistent with past practice (including without limitation an annual bonus or compensation plan adopted for fiscal year 2008 consistent with annual plans for prior years), adopt or amend in any material respect, any bonus, profit sharing, compensation, severance, change-in-control, termination, stock option, restricted stock, stock purchase, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or its Subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or its Subsidiaries (except, in each case, for annual increases and cost of living increases for the benefit of officers (including as set forth in any employment agreements) and employees of the Company or its Subsidiaries which, in the aggregate, are consistent with past practice);
(b) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than immaterial properties or assets (or immaterial portions of properties or assets), except in the ordinary course of business consistent with past practice, and other than Liens (A) arising as a matter of Law, (B) granted in connection with the incurrence, assumption or guarantee of any indebtedness permitted under clause (j) below, and (C) as required by after acquired property covenants in contracts evidencing indebtedness of the Company or its Subsidiaries and Liens created in connection with the refinancing of indebtedness of the Company or its Subsidiaries that are no less favorable to the Company and its Subsidiaries than those Liens that were created in connection with the indebtedness that is being refinanced and except for sales of excess or obsolete assets in the ordinary course of business consistent with past practice;

(c) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or its Subsidiaries or any other securities thereof or any rights or options or warrants to acquire any such shares or other securities, except that (x) any Subsidiary of the Company may pay dividends to the Company (and any intermediate wholly owned holding company) and (y) the Company may purchase Company Common Stock for the purpose of funding or providing benefits under employee benefit plans, stock option and other incentive compensation plans, directors plans and stock purchase and dividend reinvestment plans in accordance with past practice or as may be permitted by Section 6.01(a) or Section 6.01(d);
(d) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities exercisable or exchangeable for or convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including, without limitation, stock appreciation rights) other than issuances upon exercise of Options, the Portside Warrant, the Company Convertible Note or Company Rights or in connection with stock-based awards and in each case outstanding as of the date hereof or granted after the date hereof in accordance with the terms of any Company Benefit Plan or as permitted under Section 6.01(a);
(e) propose or adopt any material change to the Company Certificate of Incorporation or Company Bylaws;
(f) acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets, including real estate, except (x) acquisitions of assets (other than capital expenditures) in the ordinary course of business consistent with past practice; and (y) the making of capital expenditures (I) in accordance with the Company’s capital expenditures plan set forth in Section 6.01(f) of the Company Disclosure Letter, (II) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (III) otherwise, in an aggregate amount for all such capital expenditures made pursuant to this clause (III) not to exceed $400,000;
(g) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms;

(h) make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company or its Subsidiaries, settle or compromise any material income tax liability or, except as required by applicable Law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;
(i) make any material changes in its accounting method, except (A) as required by changes in GAAP (or any interpretation thereof) or Regulation S-X of the SEC, in each case as required by the Company’s independent public accountants, (B) as may be required by a change in applicable Law, (C) as disclosed in the Company SEC Documents filed prior to the date hereof or (D) as required by a Governmental Entity (including the FASB or other similar organization);
(j) incur, assume or guarantee any indebtedness for borrowed money or enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, “synthetic” leases or conditional sale or other title retention agreements), other than (A) in the ordinary course of business consistent with past practice (including, without limitation, pursuant to the Company Credit Facility or other similar facility in lieu thereof), (B) borrowings made to finance capital expenditures and other acquisitions permitted pursuant to clause (vi) above, (C) borrowings made in connection with the refinancing of any indebtedness existing on the date hereof or permitted to be incurred hereunder, (D) borrowings set forth in Section 6.01(j) of the Company Disclosure Letter and (E) other borrowings in an aggregate amount not to exceed $200,000; or
(k) authorize, agree or commit to do any of the foregoing.
SECTION 6.02 Conduct of Parent and Merger Sub. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not directly or indirectly (i) take any action that is intended to or would reasonably expected to result in any of the conditions to effecting the Merger set forth in Article VIII becoming incapable of being satisfied, or (ii) take any action or fail to take any action which would, or would reasonably expected to, individually or in the aggregate, result in a Parent Material Adverse Effect.
SECTION 6.03 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII
ADDITIONAL AGREEMENTS
SECTION 7.01 Preparation of Company Proxy Statement. Each of the Company and Parent shall cooperate with each other in the preparation of the Company Proxy Statement (including the preliminary Company Proxy Statement) and any amendment or supplement to the preliminary Company Proxy Statement. The Company shall promptly prepare and file with the SEC a preliminary Company Proxy Statement; provided, however, that the Company shall furnish such preliminary Company Proxy Statement to Parent and give Parent and its legal counsel a reasonable opportunity to review such preliminary Company Proxy Statement prior to filing with the SEC. The Company shall notify Parent of the receipt of any comments of the SEC staff with respect to the preliminary Company Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent, as promptly as reasonably practicable, copies of all written correspondence between the Company or any Representative of the Company and the SEC with respect to the Company Proxy Statement. The Company shall respond as promptly as reasonably practicable to any comments of the SEC staff with respect to the preliminary Company Proxy Statement. The Company shall provide Parent and its legal counsel with a reasonable opportunity to review any amendment or supplement to each of the preliminary and the definitive Company Proxy Statement prior to filing with the SEC. Parent shall promptly provide the Company with such information as may be required to be included in the Company Proxy Statement or as may be reasonably required to respond to any comment of the SEC staff. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Company Proxy Statement has been included therein by the Company, the Company shall file the definitive Company Proxy Statement with the SEC and cause the Company Proxy Statement to be mailed (including by electronic delivery if appropriate) as promptly as reasonably practicable, to its stockholders of record, as of the record date established by the Company Board.
SECTION 7.02 Access to Information. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 9.01 of this Agreement, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the Parent and its Representatives such information concerning the Company’s and its Subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the Parent; provided, that any such access pursuant to this Section 7.02 shall be coordinated through one of the individuals listed on Section 7.02 of the Company Disclosure Letter. Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties. Notwithstanding the foregoing provisions of this Section 7.02, the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent or any of its Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by law or an existing contract or agreement. Notwithstanding the foregoing, Parent shall not have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Company’s good faith opinion the disclosure of which could subject the Company or any of its Subsidiaries to risk of liability. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 7.02 for any purpose unrelated to the consummation of the Merger or the other transactions contemplated hereby. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and, subject to this Section 7.02, shall apply to all information furnished thereunder or hereunder.
SECTION 7.03 Stockholders’ Meeting and Board Recommendation. The Company shall call, hold and convene a Company Stockholder Meeting to consider the adoption of this Agreement, to be held as promptly as reasonably practicable after the mailing of the Company Proxy Statement to the Company Stockholders, and except as permitted in Section 7.05, the Company’s obligation to call, hold, and convene such meeting in accordance with this Section 7.03 shall not be affected by (i) the commencement, proposal, disclosure, or announcement of an Acquisition Proposal or (ii) the withdrawal, amendment, or modification of the Company Board Recommendation, unless in either case the Agreement is terminated pursuant to Article IX. Except as provided in Section 7.05, (i) the Company Board shall make the Company Board Recommendation at the Company Stockholders Meeting and the Company Board shall use its reasonable efforts to solicit from Company Stockholders proxies in favor of the adoption of this Agreement and (ii) the Company Proxy Statement shall include the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company shall adjourn or postpone the Company Stockholder Meeting to the extent necessary to ensure that any required supplement or amendment to the Company Proxy Statement is provided to the Company Stockholders or, if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Company Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting.
SECTION 7.04 No Solicitation. Except as permitted by Section 7.05, the Company shall, and the Company shall cause its Subsidiaries and Representatives to immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any Representatives with respect to any actual Acquisition Proposal. Except as permitted by Section 7.05, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, the Company shall not, and the Company shall cause its Subsidiaries not to, and shall use reasonable efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making of, any proposal or offer that constitutes, or could reasonably be expected to lead to an Acquisition Proposal, (ii) enter into, participate or engage in or continue any discussions or negotiations with any Person with respect to an Acquisition Proposal or any indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) furnish or provide any non-public information or data regarding the Company or its Subsidiaries to any Person, or provide access to any Person to the properties, assets or employees of the Company or its Subsidiaries in connection with or in response to an Acquisition Proposal or any indication of interest that is expected to lead to an Acquisition Proposal, (iv) approve or recommend to the Company Stockholders any Acquisition Proposal or (v) approve or recommend to the Company Stockholders, or execute or enter into any letter of intent or agreement in principal, or other agreement relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement as provided in Section 7.05).

SECTION 7.05 Fiduciary Issues. Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Requisite Stockholder Vote:
(a) the Company or the Company Board may (A) comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or (B) make any required disclosure to the Company Stockholders or (C) take any position with respect to the Merger if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure to so take and/or disclose likely would be inconsistent with its fiduciary obligations under applicable Law or necessary to comply with obligations under federal securities Laws or the rules and regulations of the NASDAQ Stock Market;
(b) (i) the Company or the Company Board may engage in the activities prohibited by Sections 7.04(ii) and 7.04(iii) with any Person who has made a bona fide written Acquisition Proposal that did not result from a knowing and material violation by the Company of Section 7.04(i); provided, that (x) no non-public information may be furnished until the Company receives an executed Acceptable Confidentiality Agreement from any such Person with whom the Company has not previously entered into a confidentiality agreement prior to the date of this Agreement that related to a transaction of the type specified in the definition of Acquisition Proposal; (y) any such Acceptable Confidentiality Agreement does not contain provisions that prohibit the Company from complying with the provisions of this Section 7.05, and (z) such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and after consultation with its outside counsel, the Company Board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law;
(c) in response to an Acquisition Proposal, the Company may give notice to Parent that the Company has received such Acquisition Proposal specifying the identity of the Person making such Acquisition Proposal and providing Parent with 48 hours to propose revisions to the terms and conditions of this Agreement;
(d) provided notice was given under Section 7.05(c) and the Acquisition Proposal remains a Superior Proposal, the Company or the Company Board may (i) recommend such Acquisition Proposal to the Company Stockholders or withdraw, amend or modify the Company Board Recommendation and (ii) if the Company Board so chooses, cause the Company to terminate this Agreement pursuant to Section 9.01(d);
(e) other than in connection with an Acquisition Proposal, if the Company Board determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable law, the Company Board may, after not less than 48 hours advance notice to Parent, (i) withdraw, amend or modify the Company Board Recommendation and (ii) if the Company Board so chooses, cause the Company to terminate this Agreement pursuant to and to the extent permitted by Section 9.01(d);

(f) any factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, shall not be deemed to be a recommendation of such Acquisition Proposal or the withdrawal, amendment or modification of the Company Board Recommendation; and
(g) the Company shall advise Parent of the receipt by the Company of any Acquisition Proposal or any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person that has made or informs the Company that it is considering making an Acquisition Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to an Acquisition Proposal or which is reasonably likely to lead to an Acquisition Proposal (in each case within 48 hours thereof), and the Company shall provide to Parent (within such 48 hour time frame) the identity of each party that makes any such proposal or offer and a copy of any such proposal or offer (or, where no such copy is available, a description of any such proposal or offer). The Company shall (i) keep Parent informed on a reasonably prompt basis of the status of any such proposal or offer and (ii) provide Parent promptly, and in any event within 48 hours, with copies of all significant correspondence and other written material sent or received in connection with any such offer or proposal.
SECTION 7.06 Third Party Consents; Governmental Approvals; Antitrust Filings.
(a) On the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or termination of waiting periods from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance, or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all consents, approvals or waivers from third parties necessary to consummate the transactions contemplated by this Agreement, including, without limitation, pursuant to the Company Credit Facility, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution and delivery of additional instruments reasonably necessary to consummate the transactions contemplated hereby; provided, however, that in no event shall the Company be required to pay prior to the Closing any material fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the transactions contemplated hereby under any Contract. In addition to the foregoing, Parent agrees to provide such assurances as to financial capability, resources, creditworthiness and ownership as may be reasonably requested by any third party whose consent, approval or waiver is sought in connection with the Merger, other transactions contemplated hereby and the Financing.
(b) Parent shall be responsible for transferring, applying for, or otherwise obtaining (in the name of Parent, the Surviving Corporation or any of their Affiliates) all Permits that are required for the conduct of the business by Parent or any of its Affiliates from and after the Closing, within the period of time required by any Law or Governmental Entity.

(c) Subject to the provisions of this Agreement, the parties shall (i) promptly, but in no event later than ten (10) Business Days after the date hereof, and in any event prior to the expiration of any applicable legal deadline, make such premerger filings with the Antitrust Authorities as may be required under the Antitrust Laws concerning the transactions contemplated by this Agreement, and use reasonable efforts to cause the expiration or termination of any applicable waiting period under any such Antitrust Laws, (ii) use reasonable efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or termination of waiting periods are required to be obtained from, any third parties or Governmental Entities in connection with the executions and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely obtaining all such consents, permits, authorizations or approvals, including promptly furnishing to the other such necessary information and reasonable assistance as the other may require in connection with its preparation of any filing or submission that is necessary under any Antitrust Law, (iii) supply to any Governmental Entity (including any Antitrust Authority) as promptly as practicable any additional information or documents that may be required pursuant to any Law (including Antitrust Law) or requested by such Governmental Entity (including any Antitrust Authority) and provide the other party with a description of such information, and (iv) use reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable. Parent shall pay all application fees required in connection with any filing required under the Antitrust Laws.
(d) Neither Parent, Merger Sub nor the Company shall, and each shall cause their respective Affiliates not to, take any action that could reasonably be expected to adversely affect the approval of any Governmental Entity of any of the aforementioned filings.
(e) Subject to applicable legal limitations and the instructions of any Governmental Entity, the parties hereto shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications (and memoranda setting forth the substance of all oral communications) between such party or any of their respective Affiliates or representatives, on the one hand, and any third party and/or any Governmental Entity, on the other hand, with respect to such transactions. Each party shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication, correspondence or filing to any Governmental Entity, except for documents filed pursuant to Item 4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding the same documents or information submitted in response to any request for additional information or documents pursuant to the Antitrust Laws which reveal such parties’ negotiating objectives or strategies or purchase price expectations. Each party agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party and its counsel the opportunity to attend and participate.

(f) Subject to and in furtherance and not in limitation of the covenants of the parties contained in this Section 7.06, Parent shall cooperate in good faith with all Governmental Entities and shall undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement, including proffering and consenting to a governmental order providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business, of either assets or lines of business of the Company or of any other assets or lines of business of Parent or any of its respective Affiliates in order to remedy any concerns that any Governmental Entity may have, or proffering and consenting to any other restriction, prohibition or limitation on any of the assets of the Company, Parent or any of Parent’s Affiliates, in order to remedy any such concerns. The entry by any Governmental Entity in any legal proceeding of a governmental order permitting the consummation of the transactions contemplated hereby but which is subject to certain conditions or requires Parent or any of its respective Affiliates to take any action, including any restructuring of the assets of members of the Company or lines of business of Parent or any of its respective Affiliates or any changes to the existing business of Parent or any of its respective Affiliates, shall not be deemed a failure to satisfy the conditions specified in Article VIII.
(g) Subject to and in furtherance and not in limitation of the covenants of the parties contained in this Section 7.06, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, each of the parties shall cooperate in all respects with each other and shall use their respective reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated hereby.
SECTION 7.07 Fees and Expenses. Subject to Section 7.06, Section 7.08 and Article IX, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses.
SECTION 7.08 Indemnification; Directors’ and Officers’ Insurance.
(a) Without limiting any other rights that any indemnified party may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, from the Effective Time and until the six (6) year anniversary of the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who acts as a fiduciary under any Employee Benefit Plan of the Company or any of its Subsidiaries (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement (with the approval of the indemnifying party, which approval shall not be unreasonably withheld, delayed or conditioned), of or incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation to which such Indemnified Person is a party based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, a fiduciary under any Employee Benefit Plan of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable law (and Parent and the Surviving Corporation shall, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted under applicable Law. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Persons (whether arising before or after the Effective Time), (i) subject to the terms of any indemnification agreement, the Indemnified Persons may retain legal counsel reasonably acceptable to the Surviving Corporation, on the one hand, and such Indemnified Persons, on the other hand, and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) Parent and the Surviving Corporation shall use their reasonable best efforts to assist in the defense of any such matter, provided, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Any Indemnified Person wishing to claim indemnification under this Section 7.08, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 7.08 except to the extent such failure materially prejudices such party’s position with respect to such claims) and, if required by law, shall deliver to Parent and the Surviving Corporation an undertaking to repay any amounts advanced to it if it shall ultimately be determined that such Indemnified Person is not entitled to indemnification, but without any requirement for the posting of a bond or any other terms or conditions other than those expressly set forth herein; provided further, that Parent shall not be obligated pursuant to this Section 7.08(a) to pay the fees and disbursements of more than one counsel for all Indemnified Persons in any single action, unless, in the reasonable good faith judgment of any of the Indemnified Persons, there is or may be a conflict of interests between two or more of such Indemnified Persons, in which case there may be separate counsel for each similarly situated group. Prior to funding any indemnification trust in the event of a potential change of control (pursuant to any indemnification agreement) in an amount exceeding One Million Dollars ($1,000,000), the Company shall notify Parent and obtain the written consent of Parent (such consent not to be unreasonably withheld).

(b) Notwithstanding Sections 2.02 and 2.03, Parent and the Surviving Corporation shall not amend, repeal or otherwise modify the Certificate of Incorporation or Bylaws of the Surviving Corporation in any manner that would affect adversely the rights thereunder or under the Company Certificate of Incorporation or Company Bylaws of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by law. Parent shall, and shall cause the Surviving Corporation to, fulfill and honor any indemnification or exculpation agreements between the Company and any of its directors, officers or employees existing immediately prior to the Effective Time.
(c) Parent and the Surviving Corporation shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 7.08(a), relating to the enforcement of such Indemnified Person’s rights under this Section 7.08 or under the Company Certificate of Incorporation, the Company Bylaws or any Contract.
(d) Prior to Closing, the Company shall purchase a prepaid “tail” policy or policies of officers’ and directors’ liability insurance and fiduciary liability insurance for acts and omissions occurring prior to the Effective Time (“D&O Insurance”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with coverage in amount and scope at least as favorable as the Company’s existing directors’ and officers’ liability insurance and fiduciary liability insurance coverage for the period ending on the sixth (6th) anniversary of the Effective Time.
(e) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.08. The provisions of this Section 7.08 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 7.08, and his heirs and representatives. Parent and the Surviving Corporation shall not sell, transfer, distribute or otherwise dispose of any of their assets in a manner that would reasonably be expected to render Parent or Surviving Corporation unable to satisfy their obligations under this Section 7.08.
SECTION 7.09 Financing.
(a) Prior to the Effective Time, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, at Parent’s sole cost and expense for any and all out-of-pocket expenses, provide all cooperation reasonably requested by Parent with reasonable notice in connection with the Financing, including (i) participation in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions, road shows and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and financial statements (including those required by the SEC) and similar documents required in connection with the Financing, provided that neither the Company nor any of its Subsidiaries needs to be the issuer of any such presentations, documents, memoranda or prospectuses, (iii) furnishing Parent and its Financing source with readily-available historical financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all historical financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements under Rule 144A of the Securities Act, to use in connection with any financing transaction executed in connection with the transactions contemplated hereby, and (iv) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys, affidavits and title insurance as may be requested by Parent; provided that nothing contained in this Section 7.09 shall require such cooperation to the extent that it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 7.09 (x) to pay any commitment or other similar fee prior to the Effective Time that is not advanced or simultaneously reimbursed by Parent, or (y) to incur any out-of-pocket expense unless such expense is advanced or simultaneously reimbursed by Parent. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement suffered or incurred by them and any claims made against them in connection with (1) any action taken by them at the request of Parent or Merger Sub pursuant to this Section 7.09 or (2) any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries), and this indemnification shall survive termination of this Agreement. All material, non-public information regarding the Company and its Subsidiaries provided to Parent, Merger Sub or their Representatives pursuant to this Section 7.09(a) shall be kept confidential by them in accordance with the Confidentiality Agreement except for disclosure to potential investors as required in connection with the Financing subject to customary confidentiality protections.
(b) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in the Financing Commitment, including (i) using reasonable best efforts to (x) satisfy on a timely basis all terms, covenants and conditions set forth in the Financing Commitment; (y) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Commitment; and (z) consummate the Financing at or prior to Closing; and (ii) seeking to enforce its rights under the Financing Commitment and to cause the Persons providing such Financing to fund the Financing required to consummate the Merger on the Closing Date (including taking enforcement action to cause such lenders and other Persons to provide such Financing). Parent will furnish correct and complete copies of all such definitive agreements to the Company promptly upon their execution.
(c) Parent shall keep the Company informed with respect to all material activity concerning the status of the Financing contemplated by the Financing Commitment and shall give the Company prompt notice of any material adverse change with respect to such Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two Business Days, if at any time (i) the Financing Commitment shall expire or be terminated for any reason, (ii) the financing source that is a party to the Financing Commitment notifies Parent that such source no longer intends to provide financing to Parent on the terms set forth therein, or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Financing Commitment on the terms described therein. Parent shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to materially impair, delay or prevent consummation of the Financing contemplated by the Financing Commitment or any Alternate Financing contemplated by any New Commitment Letter. Parent shall not amend or alter, or agree to amend or alter, the Financing Commitment in any manner that would prevent or materially impair or delay the consummation of the Merger or any of the other transactions contemplated hereby without the prior written consent of the Company.
(d) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitment or the Financing Commitment shall be terminated or modified in a manner materially adverse to Parent for any reason, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Merger and the other transactions contemplated hereby (“Alternate Financing”) and to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as the Financing Commitment as originally issued, to the extent needed to fund the payment of the Merger Consideration as provided herein (including for the Company Options as provided herein), all other necessary payments by it, Merger Sub or the Surviving Corporation in connection with the Merger (including the refinance, repurchase or repayment of outstanding indebtedness or other obligations of the Surviving Corporation) and all of the related fees and expenses, and on terms and conditions (including termination rights and funding conditions) no less favorable to Parent or Merger Sub than those included in the Financing Commitment (the “New Commitment Letter”). To the extent applicable, Parent shall use its reasonable best efforts to take, or cause to be taken, all things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any New Commitment Letter, including (i) using reasonable best efforts to (x) satisfy on a timely basis all terms, covenants and conditions set forth in the New Commitment Letter; (y) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the New Commitment Letter; and (z) consummate the Alternate Financing at or prior to the Closing and (ii) seeking to enforce its rights under the New Commitment Letter and to cause the lenders and other Persons providing such Alternate Financing to fund the Alternate Financing required to consummate the Merger on the Closing Date (including taking enforcement action to cause such lenders and other Persons to provide such Alternate Financing). In the event Alternate Financing is obtained and a New Commitment Letter is entered into, references in this Agreement to the Financing Commitment shall be deemed to include the New Commitment Letter, as applicable, and references to the Financing shall be deemed to include the Alternate Financing.
(e) It is expressly understood and agreed that Parent’s obligations to consummate the Merger on the terms and conditions specified herein are not subject to a financing condition or the results of Parent’s efforts to obtain the full amount of the Financing required to effect the Closing pursuant to Section 2.01 hereof and to satisfy its obligations under Article III hereof, including depositing (or causing to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Article III hereof.

SECTION 7.10 Public Announcements. The parties hereto will consult with each other before issuing, and will provide each other reasonable opportunity to review and comment upon, any press release or, to the extent practicable, other public statements with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement, and shall not issue any such press release or, to the extent practicable, make any other public statement prior to such consultation, except as Parent, Merger Sub or the Company may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as permitted by Section 7.05.
SECTION 7.11 Transfer Taxes. Except as otherwise provided in Article III, all Transfer Taxes shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and timely filing any Returns with respect to such Transfer Taxes.
SECTION 7.12 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other state takeover Law is or may become applicable to the transactions contemplated hereby, the Company, Parent and Merger Sub shall each take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such Law on the transactions contemplated hereby.
SECTION 7.13 Notification of Certain Matters. Upon receiving knowledge of the relevant occurrence or failure, the Company shall give prompt notice to Parent, or Parent shall give prompt notice to the Company, of (i) the occurrence, or failure to occur, of any event that would cause any of such party’s representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date and (ii) any failure of such party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.
SECTION 7.14 Employees.
(a) Without limiting any additional rights that any Company Employee employed by the Company or any of its Subsidiaries at the Effective Time (each, a “Current Employee” and collectively, the “Current Employees”) may have under any Company Benefit Plan, employment agreement or collective bargaining agreement, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the one (1) year anniversary thereof, to maintain for each Current Employee (i) base salary or hourly wage rate, and target cash bonus opportunities under annual programs and commissions (including any performance goals which must be attained to achieve any such target cash bonus), (collectively, “Compensation”), that are no less favorable in the aggregate than, and (ii) welfare benefits that are no less favorable in the aggregate than, in the case of the foregoing clauses (i) and (ii), the Compensation and benefits maintained for and provided to such Current Employee immediately prior to the Effective Time; provided, however, that, subject to the obligations set forth in this Section 7.14, nothing herein shall (A) be construed as an amendment to any Company Benefit Plan, (B) prevent the amendment or termination of any Company Benefit Plans in accordance with their respective terms, or

(C) interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law. Nothing in this Section 7.14 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time in a manner consistent with any applicable contractual obligations and any applicable Employee Benefit Plans.
(b) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give each Current Employee full credit for purposes of eligibility to participate, vesting and determination of level of benefits (including for purposes of vacation and severance) under any Employee Benefit Plans and any other employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements, in each case maintained for the benefit of Current Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation (each, a “Parent Plan”) for such Current Employee’s service prior to the Effective Time with the Company and its Subsidiaries and their predecessor entities, to the same extent such service is recognized by the Company or its Subsidiaries immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations or exclusions and actively-at-work requirements with respect to the Current Employees and their eligible dependents and (ii) give effect, for the year in which the Closing occurs, for purposes of satisfying any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Current Employees and their eligible dependents under similar plans maintained by the Company and its Subsidiaries in which such Current Employees and their eligible dependents participated immediately prior to the Effective Time.
(c) From and after the Effective Time, Parent will cause the Surviving Corporation and all of its Subsidiaries to assume and honor, in accordance with their respective terms, (i) each existing employment, change in control, severance and termination plan, policy or agreement of or between the Company or any of its Subsidiaries, on the one hand, and any officer, director or employee of that company, on the other hand, (ii) each equity-based plan, program or agreement and each bonus plan, program or agreement and (iii) all obligations pursuant to existing benefit restoration plans, equity-based plans, programs or agreements, bonus plans, programs or agreements, bonus deferral plans, vested and accrued benefits under any Employee Benefit Plan, program or arrangement of the Company or its Subsidiaries and similar employment compensation and benefit arrangements and agreements in effect as of the Effective Time.
(d) The provisions of this Section 7.14 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any Company Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.14) under or by reason of any provision of this Agreement.
SECTION 7.15 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from NASDAQ and to terminate registration under the Exchange Act; provided, however, that such delisting and termination shall not be effective until after the Effective Time.

SECTION 7.16 Rule 16b-3. Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and certain SEC No-Action Letters, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each Company Employee who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.
SECTION 7.17 No Agreements with Company Stockholders. Neither Parent nor Merger Sub will, nor will they authorize or permit any of their Affiliates or Representatives to, enter into any agreement, arrangement or understanding (in each case, whether oral or written), or to authorize, commit or agree to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which any Company Stockholder would be entitled to receive consideration of a different amount or nature than the Merger Consideration or, other than the Voting Agreements, pursuant to which a Company Stockholder agrees to vote to adopt this Agreement or agrees to vote against any Superior Proposal.
SECTION 7.18 No Undisclosed Arrangements with Company Employees. Neither Parent nor Merger Sub nor any of their respective Representatives will enter into any agreement, arrangement or understanding (in each case, whether oral or written), or authorize, commit or agree to enter into any agreement, arrangement or understanding (in each case, whether oral or written), with any Company Employee or any Affiliate thereof, pursuant to which any such Person would be employed or compensated by, or would have any direct or indirect financial interest, in the Surviving Corporation or its assets, income or business following the Closing that has not been disclosed by or on behalf of Parent to the Company Board prior to (i) the execution of any such agreement, arrangement or understanding or (ii) the commitment or agreement to enter into any such agreement, arrangement or understanding.
SECTION 7.19 Solvency Letter. Parent shall deliver to the Company and the Company Board prior to the Closing a letter reasonably satisfactory to the Company (a “Solvency Letter”) addressed to the Company and the Company Board from an independent third party selected by Parent and reasonably satisfactory to the Company (the “Appraiser”) opining that, immediately after the Effective Time and after giving effect to the Merger, the other transactions contemplated by this Agreement and the Financing), (i) the aggregate value of the Surviving Corporation’s assets will exceed its total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) at a fair valuation and at fair saleable value; (ii) the Surviving Corporation will have the ability to pay its total debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) as they become due in the usual course of its business; and (iii) the Surviving Corporation will not have an unreasonably small amount of capital with which to conduct its business, based upon (A) the proposed financing structure for the Merger and (B) certain other financial information to be provided to the Appraiser by Parent.

ARTICLE VIII
CONDITIONS
SECTION 8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived jointly by the parties hereto, in whole or in part, to the extent permitted by applicable Law:
(a) Stockholder Approval. This Agreement shall have been adopted by the Requisite Stockholder Vote.
(b) No Injunctions or Restraints. No material statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition (collectively, the “Restraints”) shall be in effect (i) having the effect of making the Merger illegal or (ii) otherwise preventing or prohibiting the consummation of the Merger (provided, that prior to asserting this condition, the party asserting this condition shall have used its reasonable best efforts (in a manner contemplated by Section 7.06) to prevent entry of such Restraint and to appeal as promptly as practicable any judgment that may be entered).
(c) HSR Act. Any applicable waiting periods (and any extension thereof) relating to the Merger under the HSR Act shall have expired or been terminated, and all other consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all applicable Governmental Entities, except for matters not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
SECTION 8.02 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:
(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement, without giving effect to any qualification or limitation as to “materiality”, “Company Material Adverse Effect” or similar terms, words or phrases in any such representation or warranty, shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must only be true and correct as of such specific date), except for matters, individually or in the aggregate, not reasonably expected to have a Company Material Adverse Effect.
(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied by with it hereunder at or prior to the Effective Time.

(c) Officer’s Certificate. Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions set forth in Sections 8.02(a) and 8.02(b) have been satisfied or waived.
SECTION 8.03 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived exclusively by the Company in whole or in part to the extent permitted by applicable Law:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement, without giving effect to any qualification or limitation as to “materiality”, “Parent Material Adverse Effect” or similar terms, words or phrases in any such representation or warranty, shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as though made on the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must only be true and correct as of such specific date), except for matters, individually or in the aggregate, not reasonably expected to have a Parent Material Adverse Effect.
(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied by with it hereunder at or prior to the Effective Time.
(c) Officer’s Certificate. The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions set forth in Sections 8.03(a) and 8.03(b) have been satisfied or waived.
(d) Solvency Letter. Parent shall have delivered to the Company and the Company Board the Solvency Letter pursuant to Section 7.19.
(e) Payment Fund. Parent shall have deposited with the Paying Agent cash (including the Deposit) in the aggregate amount to permit payment of the aggregate Merger Consideration payable pursuant to Section 3.01 and the aggregate Option Consideration payable pursuant to Section 3.03.
ARTICLE IX
TERMINATION
SECTION 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any prior approval of this Agreement by the Company Stockholders):
(a) by mutual written consent of Parent and Merger Sub, on the one hand, and the Company, on the other hand;
(b) by either the Company or Parent, if:

(i) this Agreement shall have been voted upon at the Company Stockholder Meeting (including any adjournment thereof), such Company Stockholder Meeting shall have been completed, and the Company Stockholders shall have failed to approve this Agreement by the Requisite Stockholder Vote;
(ii) any Restraint having the effects set forth in Section 8.01(b) shall be in effect and have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement, including the obligations of Parent under Section 7.06 of this Agreement, has been the cause of or resulted in the action or event described in this Section 9.01(b)(ii) occurring;
(iii) if the Merger shall not have been consummated on or before the six (6) month anniversary of the date of this Agreement (such date, or the date to which it is extended pursuant to this Section 9.01(b)(iii), being the “Termination Date”); provided, however, that, if as of the Termination Date, the condition set forth in Section 8.01(c) has not been met, the Termination Date shall be extended (provided, that commitments to provide the Financing (or any Alternate Financing) shall have been extended to the proposed extended Termination Date and Parent and Merger Sub are in material compliance with Section 7.06 hereof) by 90 days, upon the request of Parent for such extension, if the Company Board determines in good faith (after consultation with Parent), that there exists at such time an objectively reasonable probability of both (A) the condition set forth in Section 8.01(c) being met and (B) the consummation of the Merger occurring within such subsequent 90 day period (it being understood and agreed by the parties that any decision by the Company Board to not extend the Termination Date as provided in this second proviso shall in no way mitigate Parent’s obligations under Section 7.06); or
(iv) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 8.02(a) or (b) or Section 8.03(a) or (b), as applicable, if it was continuing as of the Closing Date and (B) cannot be or has not been cured by the earlier of thirty (30) days after the giving of written notice to the breaching party of such breach and the basis for such notice, and the date of the proposed termination;
(c) by Parent within 15 Business Days thereafter if (i) the Company Board shall have withdrawn, modified or changed, in any manner that is adverse to Parent, the Company Board Recommendation, or (ii) the Company Board approves or recommends an Acquisition Proposal or approves any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement);
(d) by the Company (i) if the Company Board shall have withdrawn, amended or modified the Company Board Recommendation only in accordance with Section 7.05(d), or (ii) if the Company Board changes the Company Board Recommendation in accordance with Section 7.05; provided, that the Company may not effect such termination unless (1) the Company has contemporaneously with such termination tendered payment to Parent of the fee pursuant to Section 9.03(b) and (2) with respect to the prior clause (ii) only, the Company has not materially breached the terms of Section 7.04; or

(e) by the Company, if (A) except such conditions that, by their nature, can only be satisfied at Closing, all conditions set forth in Section 8.01 and Section 8.02 have been satisfied or waived and (B) the Merger shall not have been consummated on or prior to the Termination Date, other than as a result of the Company’s refusal to close in violation of this Agreement.
SECTION 9.02 Notice of Termination; Effect of Termination.
(a) A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and, except as otherwise provided in Section 9.01(d), any termination shall be effective immediately upon delivery of such written notice to the other party.
(b) In the event of termination of this Agreement by any party hereto as provided in Section 9.01, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of any party hereto, except with respect to the last two sentences of Section 7.02, Section 7.07, this Section 9.02, Section 9.03, Section 9.04 (if applicable), Article X, the Deposit, the Trust Instructions, and the Fee Guarantee, which provisions shall survive such termination; provided, however, that no such termination (or any provision of this Agreement) shall relieve any party from liability for any damages (including, in the case of the Company, claims for damages based on the consideration that would have otherwise been payable to the Company Stockholders, and, in the case of Parent and Merger Sub, claims for damages based on loss of the economic benefits of the transaction) for a knowing and intentional breach of any covenant hereunder.
SECTION 9.03 Termination Fee; Parent Expenses; Business Interruption Fee.
(a) If (i) Parent validly terminates this Agreement pursuant to Section 9.01(c) or (ii) the Company validly terminates this Agreement pursuant to Section 9.01(d), then the Company shall pay the Termination Fee to Parent, by wire transfer of immediately available funds to an account designated by Parent. If the Termination Fee shall be payable pursuant to clause (i) of the immediately preceding sentence, Termination Fee shall be paid no later than three (3) Business Days after notice of termination of this Agreement, and if the Termination Fee shall be payable pursuant to clause (ii) of the immediately preceding sentence, the Termination Fee shall be paid on the date of termination of this Agreement.
(b) If either Parent or the Company validly terminates this Agreement pursuant to Section 9.01(b)(i) and (i) at the time of the Company Stockholder Meeting a third party shall have publicly announced a bona fide Acquisition Proposal (provided, that any reference in the definition of Acquisition Proposal to 20% shall be deemed to be a reference to 50.1% for the purposes of this clause (i)) that shall have not been withdrawn prior to the date of the Company Stockholder Meeting and (ii) within six (6) months after the date of such Company Stockholder Meeting, the Company enters into a definitive agreement with respect to or consummates an Acquisition Proposal with such third party, then at the closing or other consummation of such Acquisition Proposal the Company shall pay the Termination Fee to Parent, by wire transfer of immediately available funds to an account designated by Parent; provided, however, that the amount of any Parent Expense Fee previously paid by the Company to Parent under Section 9.03(d) shall be applied as a credit toward the payment by the Company of the amount of such Termination Fee.
(c) If (i) either Parent or the Company validly terminates this Agreement pursuant to Section 9.01(b)(iii) including if the Company Board determines not to extend the Termination Date pursuant to the second provision of Section 9.01(b)(iii), (ii) the Company terminates this Agreement pursuant to Section 9.01(b)(iv) as a result of a breach by Parent or Merger Sub of Section 7.06 or Section 7.09 or (iii) the Company terminates this Agreement pursuant to Section 9.01(e), then (x) Parent shall pay to the Company the Business Interruption Fee in cash by wire transfer of immediately available funds to an account designated by the Company and (y) the Deposit shall be forfeited to the Company in accordance with the Trust Instructions, and neither Parent, Merger Sub nor any of their respective Affiliates shall have any claim whatsoever thereto. The Deposit shall be credited to the payment of the Business Interruption Fee by Parent to the Company. If, for any reason, the funds available under the Deposit are insufficient to satisfy Parent’s obligation to pay the Business Interruption Fee, then Parent shall pay the balance of the Business Interruption Fee owing to the Company by wire transfer in immediately available funds to an account specified by the Company in writing (pursuant to any indemnification agreement) to Parent as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination); provided, that the foregoing shall not prevent the Company from seeking payment of the Business Interruption Fee under the Fee Guarantee so long as the aggregate amount received by the Company from Parent pursuant to this Section 9.03(c) and from the Guarantor pursuant to the Fee Guarantee is not greater than the Business Interruption Fee. If this Agreement is validly terminated for any other reason, then the Deposit shall be refunded to Parent in accordance with the Trust Instructions.
(d) If (i) either Parent or the Company validly terminates this Agreement pursuant to Section 9.01(b)(i) or (ii) Parent validly terminates this Agreement pursuant to Section 9.01(b)(iv), the Company shall pay Parent an amount of cash equal to Seven Hundred Fifty Thousand Dollars ($750,000) as a reimbursement of Expenses incurred by Parent (the “Parent Expense Fee”). Payment of the Parent Expense Fee pursuant to this Section 9.03(d) shall be made not later than two (2) Business Days after demand for payment, by wire transfer in immediately available funds to an account specified by Parent in writing to the Company.
(e) In no event shall Parent or the Company be entitled to receive more than one payment of a Termination Fee, Parent Expense Fee or Business Interruption Fee (as applicable). For the avoidance of doubt, any forfeiture of the Deposit to the Company in accordance with the Trust Instructions, and /or the enforcement by the Company of the Fee Guarantee shall not be considered multiple payments of the Business Interruption Fee. Further, if Parent shall accept payment of a sum less than the Termination Fee or Parent Expense Fee (as applicable) or the Company shall accept payment of a sum less than the Business Interruption Fee, such acceptance not act as a waiver of Parent’s or the Company’s rights (as applicable) hereunder or in any way limit the obligation of the other party to pay the remaining balance of such fee.

(f) The parties acknowledge and agree that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If a party fails to promptly pay the amount due by it pursuant to this Section 9.03, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 8% per annum. If, in order to obtain such payment, the other party commences a suit that results in judgment for such party for such amount, the defaulting party shall pay the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit. Each of the parties hereto further acknowledges that neither the payment of the Termination Fee by the Company specified in Section 9.03(a) or Section 9.03(b) nor the payment of the Business Interruption Fee by Parent specified in Section 9.03(c) nor the payment of the Parent Expense Fee by the Company specified in Section 9.03(d) is a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, in the circumstances in which such fees are payable and which do not involve fraud or a knowing or intentional breach as described in Section 9.02(b) for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the parties agree that the monetary remedies set forth in this Section 9.03 and in Section 9.04 and the specific performance remedies set forth in Section 10.10 shall be the sole and exclusive remedies of (A) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future Affiliates or Representatives for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or with respect to Parent and Merger Sub only, a knowing and intentional breach as described in Section 9.02(b), and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby except in the case of fraud or, with respect to Parent and Merger Sub only, a knowing and intentional breach as described in Section 9.02(b); and (B) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future Company Employees, Affiliates or Representatives for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or with respect to the Company and its Subsidiaries, a knowing and intentional breach as described in Section 9.02(b) but subject to the terms of Section 10.09, and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future Company Employees, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby except in the case of fraud or, with respect to the Company and its Subsidiaries, a knowing and intentional breach as described in Section 9.02(b) but subject to the terms of Section 10.09.

SECTION 9.04 Financing Breach. In the event that (i) Parent and Merger Sub are in compliance with the terms of Section 7.09 of this Agreement, (ii) the terms and conditions set forth in the definitive documentation entered into with respect to any Alternate Financing obtained in the manner provided in, and consistent with the terms of, Section 7.09) have been satisfied, and (iii) in the case of any Alternate Financing, one or more of the financing institutions or other Persons obligated to provide a portion of such Alternate Financing (each, an “Alternate Financier”)) fails to provide its respective portion of such financing and, as a result, the Closing does not occur, Parent and Merger Sub shall, upon the request of the Company, promptly commence a litigation proceeding against any breaching Alternate Financier (as applicable) in which it will use its best efforts to either (A) compel such breaching Alternate Financier to provide its portion of such financing as required or (B) seek from the breaching Alternate Financier the maximum amount of damages available under applicable Law as a result of such breach. Parent and Merger Sub further agree that any amounts received by Parent and Merger Sub in settlement or resolution of any such proceeding, net of any reasonable fees and expenses incurred by Parent and Merger Sub in connection with any such proceeding, shall be paid to the Company promptly following receipt thereof by Parent and Merger Sub; provided, that if such recovery is obtained prior to the termination of this Agreement in accordance with its terms, Parent shall, subject to the other terms and conditions contained herein, complete the Merger and the other transactions contemplated by this Agreement.
ARTICLE X
GENERAL PROVISIONS
SECTION 10.01 Nonsurvival of Representations, Warranties and Agreements. The representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall terminate and be of no further force and effect as of the Effective Time; provided, however, that this Section 10.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.
SECTION 10.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered in accordance with the information set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a) if to Parent or Merger Sub, to:
Nyx Acquisitions, Inc.
c/o Q-Black, LLC
43 Norfolk
San Francisco, CA 94110
Facsimile: (415) 651-9304
Attention: Joe Q. Bretz

with copies (which shall not constitute notice) to:
Law Offices of Joshua A. Ridless
244 California Street, Suite 300
San Francisco, CA 94111-4311
Facsimile: (415) 480-1398
Attention: Joshua A. Ridless, Esq.
and
(b) if to the Company, to:
Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, CA 91311
Facsimile: (818) 407-9331
Attention: Michael B. Bayer, Esq.
with copies to (which shall not constitute notice):
Manatt, Phelps & Phillips, LLP
11355 West Olympic Blvd.
Los Angeles, CA 90064
Facsimile: (310) 312-4224
Attention: David M. Grinberg, Esq.
SECTION 10.03 Rules of Construction.
(a) Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.
(b) The inclusion of any information in the Company Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter that such information is required to be listed in the Company Disclosure Letter or that such items are material to the Company and its Subsidiaries taken as a whole. The headings, if any, of the individual sections of each of the Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter is arranged in sections corresponding to those contained in Article IV merely for convenience, and the disclosure of (i) an item in one section of the Company Disclosure Letter as an exception to a particular representation or warranty and (ii) disclosures made in the Company SEC Documents or the Electronic Data Room shall in each case be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.
(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.
(d) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.
SECTION 10.04 Counterparts. This Agreement may be executed by facsimile or PDF signature and in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, including delivery by facsimile or PDF, it being understood that all parties need not sign the same counterpart.
SECTION 10.05 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement, the Company Disclosure Letter, the Trust Instructions, the Financing Commitment (and any New Commitment Letter), the Fee Guarantee, the Voting Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except for the provisions of Section 7.08 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing contained in this Agreement shall be construed to amend any Employee Benefit Plan.

SECTION 10.06 Governing Law; Jurisdiction; Waiver of Jury Trial.
(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to choice of Law principles thereof).
(b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.02 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.06.

(d) Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.02 shall be deemed effective service of process on such party.
SECTION 10.07 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate.
SECTION 10.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that (i) prior to the mailing of the Company Proxy Statement to the Company Stockholders, Merger Sub may assign, in its sole discretion, any or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent and (ii) concurrent with the consummation of the Merger, Parent or Merger Sub may assign, in its sole discretion, any or all of its respective rights, interests and obligations under this Agreement to any debt financing source, but, in either case (x) no such assignment shall relieve Parent or Merger Sub of any of its obligations under this Agreement and (y) no such assignment shall be made that is reasonably expected to (1) have a Parent Material Adverse Effect or (2) cause a material delay in the satisfaction of the conditions set forth in Sections 8.01 and 8.03. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Section 10.08 shall be void.
SECTION 10.09 Affiliate Liability. Each of the following is herein referred to as a “Company Affiliate”: (a) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise), and (b) any director, officer or employee of (i) the Company or (ii) any Person who controls the Company. No Company Affiliate shall have any personal liability or personal obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation; provided, however, that the foregoing waiver and release shall not apply to claims and obligations for liability arising (i) from intentional misrepresentation by that Company Affiliate in connection with this Agreement or fraud, or (ii) under the Voting Agreements or any other written agreement entered into with Parent or Merger Sub or any of their Affiliates by a Company Affiliate in connection with the transactions contemplated hereby.

SECTION 10.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, but only to the extent expressly permitted by Section 9.03(a), Section 9.03(b), Section 9.03(c), Section 9.03(d) or Section 9.04) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. In circumstances where the Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated on or prior to the Termination Date (other than as a result of the Company’s refusal to close in violation of this Agreement) the parties acknowledge that the Company shall not be entitled to enforce specifically the obligations of Parent or Merger Sub to consummate the Merger; provided, that notwithstanding the foregoing, it is agreed that the Company shall be entitled to enforce specifically the Parent’s and Merger Sub’s obligation to draw upon and cause the Financing to be funded if the conditions set forth in Section 8.01 and Section 8.02 have been satisfied (other than conditions which by their nature cannot be satisfied until Closing) and the funds contemplated by the Financing or any Alternate Financing shall be available. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.10, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
SECTION 10.11 Joint Liability. Each representation, warranty, covenant and agreement made by Parent or Merger Sub in this Agreement shall be deemed a representation, warranty, covenant and agreement made by Parent and Merger Sub jointly and all liability and obligations relating thereto shall be deemed a joint liability and obligation of Parent and Merger Sub.
SECTION 10.12 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors at any time before or after adoption of this Agreement by the Company Stockholders, but, after any such adoption, no amendment shall be made which by law would require the further approval by such Company Stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
SECTION 10.13 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.
[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

NYX ACQUISITIONS, INC.
By:	/s/ JOE BRETZ
	Name:	Joe Bretz
	Title:	Chief Executive Officer

THE CONCEIVED GROUP, INC.
By:	/s/ JOE BRETZ
	Name:	Joe Bretz
	Title:	Chief Executive Officer

IMAGE ENTERTAINMENT, INC.
By:	/s/ MARTIN GREENWALD
	Name:	Martin Greenwald
	Title:	Chairman of the Board

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